Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus issued under this Registration Statement of Perrigo Company, plc for the registration of debt securities, ordinary shares and preferred shares and to the incorporation by reference therein of our reports dated August 14, 2014, with respect to the consolidated financial statements and schedule of Perrigo Company, plc, and the effectiveness of internal control over financial reporting of Perrigo Company, plc, included in its Annual Report (Form 10-K) for the year ended June 28, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

November 19, 2014